Exhibit 99.1

New Jersey Mining Company Closes Private Placement and Applies for Listing on the Canadian Stock Exchange

COEUR D'ALENE, Idaho, March 6, 2017 (GLOBE NEWSWIRE) -- New Jersey Mining Company (OTCQB:NJMC) (“NJMC” or the “Company”) is pleased to announce it has closed its $427,500 private placement and has submitted an application for listing the Company’s shares on the Canadian Stock Exchange (CSE).

NJMC CEO and President John Swallow stated “We completed this modest placement, which included members of our management team and board, as part of our balanced approach toward operations, debt reduction and mine-life expansion efforts at the Golden Chest.

Additionally, we recently applied for listing on the Canadian Stock Exchange (CSE) and, as fellow shareholders, we view a listing on the CSE as an opportunity for greater exposure amongst resource and commodity based investors. The CSE is a rapidly growing marketplace, providing a cost-effective Canadian listing with a streamlined regulation program and is a logical part of our strategy to increase investor awareness and expand our shareholder base.”

The private placement consisted of 2,137,500 units at a price of $0.20 per unit for a gross proceed of $427,500.  Each unit consisted of two common shares and one share purchase warrant, each warrant entitles its holder purchase one common share at a price of $0.20 per share for a period of 36 months ending February 28, 2020.  A total of 2,137,500 purchase warrants has been issued.

NJMC subscribers included John Swallow, President and CEO (400,000 units), Grant Brackebush, Vice President (50,000 units) Kevin Shiell, Director (100,000 units).

The Company will provide further detail on the CSE listing throughout the approval process, which is expected to take several weeks. The CSE has not provided comments on the listing application and NJMC must meet CSE requirements to be listed; there are no assurances that listing will be granted. The CSE is recognized and regulated by the Ontario Securities Commission (OSC) and operates nationally through applicable rulings and exemptions of other securities commissions.

About New Jersey Mining Company

New Jersey Mining Company is headquartered in north Idaho, where it is currently in production at its Golden Chest Mine. It is deploying its mining and milling expertise to build a portfolio of advanced-stage assets with near-term cash flow potential and leverage to higher gold prices.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

-

NJMC owns and operates the Golden Chest Mine project where open pit mining is underway and underground mining is expected to resume early this year.

-

NJMC also holds a 50-percent interest in the fully-permitted Butte Highlands Gold Project.

-

NJMC built and is majority owner and operator of the New Jersey Mill, a 360-tonne per day flotation mill and cyanide leach plant.

Company assets were developed with more than $50-million of investment dollars from New Jersey and other companies. Management owns more than 17-percent of NJMC stock and has participated in prior financings and made purchases in the open market.

The Company’s common stock trades on the OTC-QB Market under the symbol “NJMC.”

For more information on New Jersey Mining Company go to www.newjerseymining.com or call:

Monique Hayes, Corporate Secretary/Investor Relations

Email: monique@newjerseymining.com

(208) 625-9001

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that New Jersey Mining Company believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such factors include, among others, the company’s ability to meet the CSE listing application requirements; the risk that the Company is unable to obtain a listing on the CSE; the risk that a listing on the CSE will not increase investor exposure, awareness or increase our shareholder base or share price; the risk that anticipated production levels are not attained; the risk that the mine plan changes due to rising costs or other operational details; the risk that the Company has not obtained sufficient funds necessary to resume underground mining at the Golden Chest, reduce debt or extend the life of the mine; the risk that gold recovery percentages are lower than expected; the risks and hazards inherent in the mining business (including risks inherent in developing mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and the potential impact on revenues from changes in the market price of gold and cash costs, a sustained lower price environment; and the risk of other uncertainties and risk factors. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. NJMC disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814